CVD Equipment Corporation Announces Exercise of Over-Allotment Option and Closing of Public Offering

RONKONKOMA, N.Y., (Business Wire) - May 27, 2011 – CVD Equipment Corporation (Nasdaq: CVV) today announced that the underwriter of its public offering of common stock which was announced on May 24, 2011 has exercised in full its over-allotment option to purchase 126,255 additional shares of the Company’s common stock.

Including the over-allotment shares, a total of 967,950 shares of common stock were sold at $10.50 per share. The sale of all of the shares including the over-allotment shares closed on May 27, 2011.

The net proceeds, prior to offering expenses, of approximately $9.6 million will be used for general corporate purposes, including working capital.

The sole underwriter for the offering was ThinkEquity LLC.

The offering was made pursuant to a shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2011, which became effective on February 28, 2011 (Registration No. 333-172252). The offering was made by a prospectus supplement, which was filed with the SEC, and the related prospectus.

Copies of the prospectus supplement and the related prospectus may be obtained from the SEC’s website, www.sec.gov, or from ThinkEquity LLC by e-mail to prospectus@thinkequity.com, or by mail to ThinkEquity LLC, 600 Montgomery Street, 3rd Floor, San Francisco, California 94111.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) is a designer and manufacturer of standard and custom state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications. CVD offers a broad range of chemical vapor deposition, gas control, and other equipment that is used by customers to research, design and manufacture, solar cells, Graphene, carbon nanotubes, nanowires, LEDs, MEMS, semiconductors, industrial coatings and equipment for surface mounting of components onto printed circuit boards.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release by CVD Equipment Corporation (CVD), as well as information included in oral or other written statements made or to be made by CVD, contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of CVD's growth and sales strategies, possible customer changes in delivery schedules, cancellation of orders, delays in product shipments, delays in obtaining parts from suppliers, failure to satisfy customer acceptance requirements and other risk factors described in CVD’s SEC filings. All forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and CVD assumes no obligation to update this press release.

This press release does not constitute an offer to sell or solicitation of an offer to buy any securities. Any such offer may be made only pursuant to the company's prospectus for the offering and only in national and state jurisdictions in which the offering is registered or exempt from registration and via authorized broker-dealers. The securities offered by the prospectus involve a high degree of risk.

Contact:

CVD Equipment Corporation
Glen Charles or Investor Relations
Phone: 631-981-7081
Fax: 631-981-7095
gcharles@cvdequipment.com
investorrelations@CVDequipment.com